 Exhibit 10.11

AMENDMENT NO. 1 TO
PATENT PURCHASE AGREEMENT

By and Between

SUNSHINE BIOPHARMA, INC.

And

ADVANOMICS CORPORATION

Dated as of March 14, 2016

AMENDMENT NO. 1 TO PATENT PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO PATENT PURCHASE AGREEMENT (“Amendment”), dated as of March 14, 2016, nun pro tunc December 28, 2015 (the “Effective Date”), is made by and between Sunshine Biopharma, Inc., a Colorado corporation (“Purchaser”), and Advanomics Corporation, a Canadian corporation (“Seller”), (collectively referred to herein as the “Parties” and individually as “Party”), who hereby agree as follows.

W I T N E S S E T H:

WHEREAS, Seller was previously the owner of a number of patents and patent applications covering an anticancer drug known as “Adva-27a” which patent and patent applications are specified more fully in Exhibit A-1 and A-2 attached hereto and made a part hereof (the “Assigned Patents”);

WHEREAS, the Parties hereto have previously entered into a patent purchase agreement dated December 28, 2015 (the “Purchase Agreement”) in which the Assigned Patents were transferred from the Seller to the Purchaser;

WHEREAS, the consideration specified in the Purchase Agreement created a debt obligation of $12,822,499 and a quarterly payment of $280,000;

WHEREAS, the Parties are affiliated with each other as a result of common management and similar voting control;

WHEREAS, through the sale of the Assigned Patents the Parties were attempting to facilitate the ability of Purchaser to obtain the funding necessary to complete the development and Food and Drug Administration approval process for Adva-27a, but the Parties now believe that because of the burdensome financial obligations imposed by the terms of the Purchase Agreement, Purchaser remains unsuccessful in its efforts to raise money to execute its Adva-27a drug development plan, to the detriment of the Parties;

WHEREAS, the Parties desire to amend the Purchase Agreement and put into place a consideration arrangement that is equitable to both Parties and conducive to Purchaser obtaining the necessary funding to accomplish the Parties Adva-27a drug development objective as discussed herein; and

WHEREAS, the holders of a majority of the shareholders of the Seller have approved this Amendment.

NOW, THEREFORE, the Parties hereby agree to amend the Purchase Agreement as follows:

ARTICLE II
PATENT SALE, TRANSFER AND ASSIGNMENT

Section 2.2 of the Purchase Agreement is hereby deleted and replaced by the following:

“Section 2.2   Purchase Price. (a) The purchase price to be paid by Purchaser to Seller for the Assigned Patents shall be $462,870 (the “Purchase Price”), which is the Seller’s book value of the Assigned Patents as of the Effective Date plus a $162,005 adjustment for the current currency difference. The Purchase Price plus the currency difference adjustment totaling $624,875, shall be paid pursuant to the terms of that certain Secured Convertible Promissory Note (the “Note”), a copy of which is attached hereto and incorporated herein as if set forth as Exhibit B-1.

(b)           Upon conversion of the Note the Seller shall take all action necessary to terminate the security interest previously granted to it in the Purchase Agreement.

(c)           Upon execution hereof, the Purchaser shall take all action necessary to increase its authorized capital to a minimum of 3 billion common shares in order to insure that it has sufficient authorized shares to allow for the conversion by the Seller.”

Section 2.4 of the Purchase Agreement is hereby deleted and replaced by the following:

"Section 2.4    Effective Date. This Amended Agreement shall be effective as of December 28, 2015."

The balance of the terms of the Agreement shall remain as stated.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUNSHINE BIOPHARMA, INC.
By: s/ Dr. Abderrazzak Merzouki
Name: Dr. Abderrazzak Merzouki
Title: Chief Operating Officer

ADVANOMICS CORPORATION By: s/ Camille Sebaaly Name: Camille Sebaaly Title: Director

Exhibit A-1

Patent Title:	NOVEL GEM-DIFLUORINATED C-GLYCOSIDE COMPOUNDS DERIVED FROM PODOPHYLLOTOXIN, THEIR PREPARATION AND THEIR APPLICATIONS

Owner:	Advanomics Corporation

Category:	Small molecule

Disease Area:	Oncology

Product Code:	Adva-27a

Indications:	Multidrug Resistant Cancer (Pancreatic Cancer, Small-Cell Lung Cancer, Breast Cancer, Uterine Cancer)

PCT Application:	PCT/FR2007/000697

Priority Date:	25-Apr-2006

Countries Issued:	Canada (CA2,650,384) Europe (EP2,024,379) Validated in: Belgium France (FR0603766) Germany Italy Luxembourg Monaco Spain Switzerland United Kingdom India (IN264016)

Countries Pending:	None

Exhibit A-2

Patent Title:	NOVEL GEM-DIFLUORINATED C-GLYCOSIDE COMPOUNDS AS ANTI-CANCER AGENTS

Owner:	Advanomics Corporation

Category:	Small molecule

Disease Area:	Oncology

Product Code:	Adva-27a

Indications:	Multidrug Resistant Cancer (Pancreatic Cancer, Small-Cell Lung Cancer, Breast Cancer, Uterine Cancer)

PCT Application:	PCT/CA2014/000029

Priority Date:	14-Jan-2013

Countries Issued:	None

Countries Pending:	USA Canada Europe India China Japan Korea

Exhibit B-1
SECURED CONVERTIBLE PROMISSORY NOTE

$624,875.00	March 14, 2016 Montreal, Quebec, Canada

FOR VALUE RECEIVED, Sunshine Biopharma, Inc., a Colorado corporation (the “Company”), promises to pay to Advanomics Corporation, a Canadian corporation ("Holder"), or its assigns, the principal amount of this Note. Interest shall not accrue on this Note, except as provided herein.

The principal balance due hereunder shall convert into an aggregate of 240,336,451 shares of the Company’s Common Stock (the “Shares”) once the Company successfully amends its Articles of Incorporation to increase the number of authorized Common Shares to a minimum of Three Billion Shares (the “Amended Articles”), which the Company undertakes to complete within ninety (90) days from the date of this Note. In the event the Company fails to increase its capitalization as discussed above within the time parameters provided herein interest shall accrue on the unpaid principal amount at the rate of ten percent (10%) per annum and all principal and interest as accrued shall be due upon demand by Holder.

On or about December 28, 2015, the Company executed a Secured Promissory Note and related Security Agreement in favor of the Holder in the principal amount of $12,822,499.00, which was secured by certain patents assigned to the Company by the Holder, which patents are issued and/or pending under PCT/FR2007/000697 and PCT/CA2014/000029. The aforesaid Note shall be deemed to be cancelled by the Holder and replaced by this Note upon execution hereof, but Holder shall retain the security interest until such time as this Note is converted as discussed herein. Upon conversion, the Holder shall take all action necessary to terminate its security interest.

The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

1.           Payment. Payment of the Principal Sum shall be made by check payable to the Holder at the Holder’s principal address set forth on the signature page hereof (or at such other place as the Holder hereof shall notify the Company in writing) or, if the Holder so specifies by written notice to the Company given not less than two Business Days prior to payment, by bank wire transfer, in immediately available funds, to the account so specified, in lawful money of the United States of America. The Company may not prepay this Note. “Business Day" shall mean any day other than Saturday, Sunday or any day upon which banks in the city of Denver, Colorado, are authorized or required to be closed.

Upon conversion, the Company shall take all action necessary to issue a certificate for the Shares.

2.           Events of Default. The occurrence of any of the following shall constitute an "Event of Default" under this Note:

(a)           Failure to Pay. If Company shall fail to pay, when due, the Principal Sum due and such payment shall not have been made within ten (10) days of Company's receipt of Holder's written notice to the Company of such failure to pay.

(b)           Failure to Issue Shares. If Company shall fail to issue the Shares to Holder when this Note becomes convertible.

(c)           Voluntary Bankruptcy or Insolvency Proceedings. If the Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (iv) take any action for the purpose of effecting any of the foregoing.

(d)           Involuntary Bankruptcy or Insolvency Proceedings. If proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law or hereafter in effect shall be commenced, and an order for relief entered in such proceeding shall not be dismissed or discharged within thirty (30) days of the entry of such an order.

3.           Conversion.

(a)           Prior to amending its Articles of Incorporation to change its capitalization, in the event of (i) any reclassification (including, without limitation, a reclassification effected by means of an exchange or tender offer by the Company), (ii) any consolidation, merger or combination of the Company with another corporation as a result of which holders of Common Stock shall be entitled to receive securities or other property (including cash) with respect to or in exchange for Common Stock or (iii) any sale or conveyance of the property of the Company as, or substantially as, an entirety to any other corporation as a result of which holders of Common Stock shall be entitled to receive securities or other property (including cash) with respect to or in exchange for Common Stock, then the Company or the successor or purchasing corporation, as the case may be, shall enter into an Amended and Restated Note providing that this Note shall be convertible into the kind and amount of securities or other property (including cash) receivable upon such reclassification, change, consolidation, merger, combination, sale or conveyance which the Holder of this Note would have received if this Note had been converted immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. Such Amended and Restated Note shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein.
(b)           Upon the filing of the Amended Articles with the Colorado Secretary of State, the Company shall forward written instructions to its transfer agent to issue one or more certificates representing the Shares to the Holder, with proper restrictive legend, if an available exemption from registration is not then available, in the name of Holder. This original Promissory Note to be converted shall be delivered to the Company by the Holder within three (3) business days thereafter, marked “Paid in Full”.

(c)           It shall be the Company’s responsibility to take all necessary actions and to bear all such costs to issue the certificates for the Common Stock issuable upon conversion of the Promissory Note as provided herein. The Holder shall be treated as a shareholder of record on and after the Conversion Date.

4.           Rights of Holder Upon Default. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding obligations payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

5.           Successors and Assigns. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

6.           Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

7.           Notices. Any notice, request or other communication required or permitted hereunder shall be in accordance with this Note.

8.           Governing Law. The descriptive headings of the several sections and paragraphs of this Note are inserted for convenience only and do not constitute a part of this Note. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law provisions of the State of Colorado, or of any other state.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

SUNSHINE BIOPHARMA, INC. By: s/ Dr. Steve Slilaty Steve Slilaty, Chief Executive Officer

Holder:

Advanomics Corporation
469 Jean-Talon West, 3rd Floor
Montreal, QC H3N 1R4
Canada